Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

Marvin E. Dee

Chief Financial Officer

612/617-8571

marvin.dee@hawkinsinc.com

Jennifer A. Weichert

Weichert Financial Relations, Inc.

651/686-9751

weichertfr@aol.com

HAWKINS, INC. REPORTS SECOND

QUARTER, FIRST HALF FISCAL 2004 RESULTS

Minneapolis, MN, November 13, 2003 – Hawkins, Inc.  (Nasdaq:  HWKN) today announced results for the second quarter and first six months of fiscal 2004.  For the quarter ended September 30, 2003, Hawkins reported sales of $28.6 million versus $27.6 million in the same period a year ago.  Net income for the second quarter of fiscal 2004 was $2.6 million, or earnings per share of $0.25, compared with net income of $2.7 million, or earnings per share of $0.26, for the same period of fiscal 2003.

For the six months ended September 30, 2003, Hawkins reported sales of $57.7 million, net income of $5.4 million and earnings per share of $0.53 versus sales of $54.9 million, net income of $5.3 million and earnings per share of $0.51 for the six months ended September 30, 2002.

Chairman and Chief Executive Officer, John R. Hawkins, commented, “Our Water Treatment Segment made excellent strides during the first half of fiscal 2004.  Not only did the business benefit from favorable weather conditions, Hawkins Water Treatment Group has very effectively strategically positioned itself in the marketplace and developed strong customer relationships.  We are leveraging those customer relations and introducing new products to better serve their needs.”

“Caustic soda, our main commodity product, contributed to the increase in sales in the quarter and the first half of fiscal 2004 primarily as a result of increases in the cost and selling price of caustic soda compared to a year ago,” Hawkins continued.  “Other business activity in the Industrial Segment remains sluggish as the economy has seen little recovery, particularly in the telecommunications and circuit board industries, and competitive pricing is a challenge.”

Mr. Hawkins noted that overall gross margins for the six months ended September 30, 2003 rose to 29.1% versus 28.6% for the six months ended September 30, 2002.  These improvements were largely related to the Water Treatment Segment along with caustic soda pricing.

“Hawkins is in excellent shape financially, with a strong balance sheet that includes $26.6 million in cash and marketable securities, strong, predictable cash flow and no debt at September 30,” Hawkins said.  “Our goals are unchanged.  Our primary focus is on serving our customers, building long-term, dependable relationships, improving efficiencies and maximizing returns to our shareholders.”

Hawkins, Inc. is a highly focused regional company, which provides a full range of bulk industrial products complemented with the technical competence and ingenuity to formulate and blend specialty chemicals.  The Company sells and services related products and equipment to safely dispense chemicals in highly controlled environments.

Hawkins’ customers participate in the chemical processing, electronics, energy, environmental services, food processing, metal finishing, pharmaceutical, medical device, pulp and paper, and water treatment industries.  The Company strives to operate in concert with the environment. Its products and services are geared to improve the environment and insure the safe handling of chemicals.

Hawkins is headquartered in Minneapolis, Minnesota.  The Company operates fourteen facilities in Iowa, Illinois, Minnesota, Montana, Nebraska, South and North Dakota and Wisconsin and services customers in Upper Michigan and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements by their nature involve substantial risks and uncertainties as described by Hawkins’ periodic filings.  Actual results may differ materially depending on a variety of factors, including, but not limited to the following:  the achievement of Hawkins’ projected operating results, the achievement of efficient volume production and related sales revenue, and the ability of Hawkins to identify and successfully pursue other business opportunities.  Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company’s filings with the Securities and Exchange Commission including Hawkins’ Report on Form 10-K for the period ended March 30, 2003, Forms 10-Q, and other SEC filings.

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002

Sales	$28,645,014	$27,636,311	$57,711,881	$54,919,212

Cost of sales	20,282,707	19,673,756	40,913,441	39,205,531

Gross margin	8,362,307	7,962,555	16,798,440	15,713,681

Selling, general and administrative expenses	4,405,588	3,895,389	8,598,243	7,691,224

Income from operations	3,956,719	4,067,166	8,200,197	8,022,457

Investment income, net	190,854	188,145	413,392	319,249

Income before income taxes	4,147,573	4,255,311	8,613,589	8,341,706

Provision for income taxes	1,556,000	1,574,000	3,230,000	3,086,000

Net income	$2,591,573	$2,681,311	$5,383,589	$5,255,706

Weighted average number of shares outstanding	10,216,688	10,216,688	10,216,688	10,216,688

Earnings per share - basic and diluted	$0.25	$0.26	$0.53	$0.51

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